SUPPLY AGREEMENT



      THIS SUPPLY AGREEMENT, made as of November 29, 1995 (the "Effective Date"), by and between GOODING'S SUPERMARKETS, INC., a Florida corporation, whose principal office is located at 483 Montgomery Place, Altamonte Springs, Florida, 32714 (hereinafter referred to as "Purchaser"), and KASH N' KARRY FOOD STORES, INC., a Delaware corporation, whose principal office is located at 6422 Harney Road, Tampa, Florida 33610 (hereinafter referred to as "Supplier").


                                  WITNESSETH


      WHEREAS, Purchaser is engaged in the business of operating retail supermarkets at the locations set forth in Schedule A and buys food and non-food products to supply its stores from third party wholesalers; and

      WHEREAS, Supplier is engaged in the business of operating retail supermarkets and owns and operates a warehouse and distribution center that can provide the products identified in Schedule B to this Agreement (the "Products") to Purchaser; and

      WHEREAS, Purchaser desires to assure for itself a long-term source of supply of the Products provided by Supplier; and

      WHEREAS, Supplier is only able to commit to supply such Products on the condition that Purchaser commits to purchase such Products on a basis acceptable to Supplier and Purchaser for a fixed term; and

      NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto intending to be legally bound, covenant and agree as follows:

      1. Recitals. The foregoing recitals are hereby made a part of this Agreement.

      2.    Agreement to Purchase Products.

            2.1 Purchaser hereby agrees to use Supplier as its principal supplier and to purchase from Supplier, subject to the terms and conditions hereafter provided, Purchaser's primary requirements of each category of product lines listed in Schedule B.
            2.2  Beginning on the Measurement Date, as defined in
Section 2.3 below, Purchaser shall purchase from Supplier a minimum total volume of Products from the various product lines listed in Schedule B equal to:

                  (a) Twelve Million Dollars ($12,000,000.00) in each period consisting of thirteen (13) consecutive weeks (a "Quarter," with the first Quarter commencing on the Measurement Date) (the
"Minimum Quarterly Purchase Requirement"); and

                  (b) Forty-Eight Million Dollars ($48,000,000.00) in each period consisting of four (4) Quarters (an "Annual Period," with the first Annual Period commencing on the Measurement Date)
(the "Minimum Annual Purchase Requirement").

      It is projected that the estimated annual volume of purchases by Purchaser from the Supplier shall be approximately Seventy-five Million Dollars ($75,000,000.00) per Annual Period, with a maximum of One Hundred Million Dollars ($100,000,000.00) per Annual Period, unless otherwise mutually agreed between Supplier and Purchaser. If, during any Quarter, Purchaser fails to purchase Products from Supplier sufficient to meet the Minimum Quarterly Purchase Requirement, the Purchaser shall adjust its purchases of Products from the Supplier for the next Quarter ("Cure Quarter") so that the Purchaser's aggregate purchases of Products from the Supplier for the previous Quarter and the Cure Quarter equal or exceed Twenty-four Million Dollars ($24,000,000.00). In the event that the Purchaser exceeds the Minimum Quarterly Purchase Requirement for any of the previous Quarters during the Annual Period then in effect, and so long as such excess purchases were not required to satisfy the cure requirements because of a deficit in a previous Quarter, then any surplus shall be applied to any subsequent Quarter deficiency in that particular Annual Period. In the event that the Minimum Quarterly Purchase Requirement is not satisfied in the final Quarter of any Annual Period during the term of this Agreement, the deficiency shall be cured by the Purchaser within the next succeeding Quarter. In the event that the Purchaser fails to correct any deficiency in its Minimum Quarterly Purchase Requirement as provided above, the Supplier shall be entitled (i) to liquidated damages as provided in Section 12.2 below, or (ii) to terminate this Agreement, in which event Supplier shall also be entitled to liquidated damages as provided in Section 12.3 below, or (iii) to seek the remedies provided in clauses (i) and (ii).

            2.3   For purposes of this Agreement, the term
"Measurement Date" shall mean the Sunday of the first complete week that commences on the earlier of:


                  (a) at least thirty (30) days following the first order by Purchaser of Products from the grocery, tobacco and candy product lines described in Schedule B, or

                  (b) at least one hundred eighty (180) days after the Effective Date.

For example:

If the Purchaser
first orders
Products from the
grocery, tobacco and
candy product lines       The Measurement Date
on:                       would be:

November 20, 1995         December 24, 1995

December 5, 1995          January 7, 1996

      Provided, however, if for any reason the Supplier is unable to commence supplying the Purchaser with its requirements from all of the product lines listed in Schedule B, then the Measurement Date shall be extended until such time as the Supplier is in a position to fulfill these requirements.

      3.    Agreement to Supply Products.

            3.1 Supplier hereby agrees to supply all of Purchaser's reasonable demands for the Products, subject to (i) availability of slots; (ii) the unavailability of Products for reasons beyond Supplier's control; (iii) Supplier's right to apportion limited supplies of Products among its retail stores and those of Purchaser; (iv) the provisions of Section 13 hereof; (v) up to a maximum volume of purchases in any Annual Period of One Hundred Million Dollars ($100,000,000.00) (the "Maximum Annual Supply Obligation"); and (vi) Purchaser's performance of its obligations under Section 9 hereof; provided, however, clause (i) shall not excuse Supplier from performing its obligation to supply all of Purchaser's reasonable demands for the number of slots required by Purchaser on the Measurement Date, if such unavailability of slots is due to expansion by Supplier of its own retail operations. In the event the Supplier is unable to supply all of the Purchaser's reasonable demands for the Products, subject to clauses (i) through
(vi) above, an equitable adjustment shall be made in the Minimum Annual and Minimum Quarterly Purchase Requirements. In addition, any apportionment under the provisions of clause (iii) above shall be allocated based on the movement of Products or product categories by a percentage equal to the average volumes purchased by the Purchaser and the Supplier over the previous two Quarters,

or, if no historical data is available, it shall be allocated on an equitable basis. In the event that during any period of six (6) consecutive weeks Supplier fails to achieve a service standard (as hereinafter defined) of at least 94%, Purchaser shall be entitled to notify Supplier in writing of Supplier's failure to satisfy its service standard requirement. If during the six (6) week period commencing with the first full week that commences thirty (30) days after such written notice is delivered to Supplier, Supplier is unable to achieve an average weekly service standard of at least 94%, Supplier shall be deemed in material default of this Agreement. For purposes of this section the term "service standard" means the total number of cases of Products delivered by Supplier to Purchaser during a given week, divided by the total number of cases of Products ordered by Purchaser for delivery by Supplier to Purchaser during such week, other than Products which are unavailable to or not deliverable by Supplier for the reasons set forth in Section 13 or represent orders in excess of the Minimum Annual Supply Obligation.

            3.2 In the event Purchaser believes, at any time during the term of this Agreement, that Supplier's overall price and service fee structure hereunder is not competitive with the overall price and service fee structure (including all related factors and conditions) available to Purchaser for at least a majority of its requirements in the ordinary and continuing course of business, based upon a bona-fide written proposal from a competing supplier, Purchaser may notify Supplier of such in writing (the "Competitive Price Notice") and shall provide Supplier with evidence of the competitive overall price and service fee structure being so offered by such competing supplier. If Purchaser provides such evidence, Supplier shall have sixty (60) days after receipt thereof to revise its overall price and service fee structure in order to make it competitive with that offered to Purchaser by the competing supplier. Supplier's overall price and service fee structure will be deemed competitive if it is within two-tenths of one percent (0.2%) of the overall price and service fee structure being offered by the competing supplier. In the event Supplier fails to revise its overall price and fee structure to bring it within two-tenths of one percent (0.2%) of that being offered by the competing supplier, as described in the Competitive Price Notice, then, in addition to Purchaser's right to terminate this Agreement as provided in Section 11.3 below, Purchaser shall have the right to terminate this Agreement by providing written notice to Supplier within ninety (90) days after its delivery of the Competitive Price Notice, which notice shall specify the effective date of such termination.

      4. Pricing. The prices payable by Purchaser for the Products purchased from Supplier will be determined as follows:









            4.1   The Products shall be priced at "Average Landed
Cost" (as defined on Schedule D), plus the applicable fee
(expressed as a percentage of the Average Landed Cost) as indicated on Schedule B.

            4.2 Supplier agrees to use its best efforts to notify Purchaser as soon as possible of pending price advances and declines of all Products. Notwithstanding the above, if Supplier does not receive adequate notification of any price increase from the manufacturer or if a manufacturer changes its pricing policy for a Product to reflect "price date of shipment", Supplier shall not be required to so notify Purchaser in advance. Adequate notification shall consist of the same amount of time the Supplier would give its own stores of any price increase.

            4.3 Upon at least five (5) days prior notice, Purchaser shall have the right to examine and/or audit actual invoices for Products purchased by Supplier to determine Average Landed Cost during the preceding one hundred eighty (180) day period. Such examinations or audits are limited to not more than three (3) times in any twelve (12) month period. Amounts due to or from Purchaser determined as a result of any such audit shall be debited or credited to Purchaser on the next weekly Summary after receipt by Supplier of the audit report from Purchaser, or paid to Purchaser within ten (10) days after receipt by Supplier of such audit report, if that occurs after termination of this Agreement. If the aggregate amount invoiced by Supplier during the period covered by any such audit exceeds the aggregate of the Average Landed Cost of Products reflected on such invoices by more than three percent
(3%), then Supplier shall upon demand reimburse Purchaser for its reasonable direct audit costs. Any such demand shall be accompanied by documentation of such audit costs.

      5.    Rebates

            5.1 Cigarettes are billed at Supplier's Average Landed Cost. Special or unique allowances will be retained by Supplier; however, in lieu of passing on such special or unique allowances, Supplier will rebate to Purchaser, at the end of each Quarter, an amount calculated as the "Cigarette Rebate" indicated on Schedule
B. This rebate will be credited to Purchaser's Summary at the end of each Quarter during the term of this Agreement based on the Purchaser's purchases for the preceding thirteen (13) weeks.

            5.2 Manufacturer allowances on new Products generally used to offset expenses incurred by the Supplier (slotting fees) are based on a number of factors including marketing plans, support and the product category. The value of these slotting fees vary by category and are dependent upon the number of line items offered and the retail shelf position within the category. Each party will continue to negotiate slotting fees for its own account directly







with manufacturers, based on Products placed in their respective stores. If the slotting fees paid to the Supplier for the Products during any Quarter of the term hereof exceed the amount that would otherwise be payable to the Supplier for Products placed in its own stores, the Supplier will credit the excess amount to Purchaser's Summary on the first week of the next succeeding Quarter.

            5.3 Rebates earned by Purchaser in the form of advertising dollars, volume accruals and marketing funds, will be credited to Purchaser's Summary on a quarterly basis, based on volume percentages and on dollar purchases by category allocable to each chain.

      6.    Electronic Ordering Systems; Order Cutoff.

            6.1 In order to assist Supplier in maintaining the efficiency of its operations during the term of this Agreement, Purchaser agrees to buy and use certain electronic ordering systems typical of those used by Supplier's stores.

            6.2 Purchaser agrees to strictly adhere to Supplier's periodically published order cutoff schedule as may be reasonably amended by Supplier from time to time. Purchaser's failure to adhere to such cutoff schedule may result in a significant delay in the delivery of Products ordered.

      7.    Reserves.   In order to provide Purchaser with quantity
and/or price protection for certain Products, Supplier agrees to establish buy-in reserves, and may from time to time agree to establish a special item reserve (collectively the "Reserves") for Purchaser at Supplier's warehouses on the following conditions and pursuant to such additional policies as Supplier and Purchaser may agree upon in writing from time to time.

            7.1 Purchaser shall notify Supplier of its order of Products for the Reserves by delivery or facsimile to Supplier of a written signed document in the form used by Supplier at such time. Such written notice shall be delivered to Supplier sufficiently in advance of the anticipated delivery of the Products to Purchaser so as to permit Supplier to purchase and accept delivery of the Products so ordered. Supplier agrees to use its best efforts to obtain the Product items for the Reserves pursuant to Purchaser's written instructions, provided that Supplier receives the aforesaid reasonable advance notice. Simultaneously with the advance written notice to purchase a Product for a Reserve, Purchaser agrees to advise the Supplier as to when Purchaser desires to put the Product item into a Reserve and whether the item is to be placed in the buy-in reserve or a special item reserve.









            7.2 The quantity of any Product placed in the buy-in reserve by Purchaser shall be limited to the average weekly order of such Product by Purchaser during either the immediately preceding Quarter (or the same Quarter of the prior year for holiday items) multiplied by the Buy-In Reserve Multiple indicated on Schedule B. Products shall be picked from the buy-in reserve as such Products are ordered by Purchaser. Products in the buy-in reserve must be ordered for delivery to Purchaser no later than twelve (12) weeks (or such shorter period established by Supplier based on the shelf life of such Product) from the date such Products are placed in the buy-in reserve. Any Product not so ordered for delivery from the buy-in reserve will be deemed ordered by Purchaser and tendered to Purchaser for pick-up as of the end of the twelve (12) week period.

            7.3 The following storage fees will be charged for Reserves, based on the ending weekly balance:

                                   Dry          Refrigerated
            0-3  weeks          No charge       .04% per week
            4-8  weeks        .03% per week     .04% per week
            9-12 weeks        .05% per week     .06% per week

            7.4 Products placed in the special item reserve are Products not carried by Supplier which are specially ordered for Purchaser. Products in the special item reserve must be ordered for delivery to Purchaser no later than four (4) weeks from the date such Products are placed in the special item reserve. Any Product not so ordered for delivery from the special item reserve will be deemed ordered by Purchaser and tendered to Purchaser for pick-up as of the end of the four (4) week period.

            7.5 Notwithstanding anything to the contrary contained in this Section 7, in no event shall the aggregate cost of all Products contained in the Reserves exceed in the aggregate the Reserve Limit indicated on Schedule B.

      8.    Delivery.

            8.1 Purchaser shall pick up at Supplier's dock and deliver the Products to its stores on a Sunday through Saturday delivery schedule (the "Delivery Schedule") reasonably established by Supplier, which Delivery Schedule may provide for separate grocery and perishable Product deliveries. The Delivery Schedule shall be during the hours in which Supplier conducts its business, with consideration given to the efficient use of Purchaser's trucking fleet.

            8.2 Any claims for shortages, damaged goods or out of date products concerning a shipment must be communicated by








Purchaser to Supplier within one (1) working day of the delivery, during Supplier's normal business hours.

      9. Security Provisions. In order to secure all indebtedness (including interest), liabilities, and obligations of Purchaser to Supplier under this Agreement, together with any and all costs and expenses, including, but not limited to, reasonable attorneys' and paralegals' fees and expenses for primary and appellate proceedings, incurred by Supplier in connection with the enforcement of this agreement, including any extensions, modifications, and renewals thereof and substitutions therefor, whether now existing or hereafter incurred, now due or hereafter to become due (the "Obligations"), Purchaser will take the actions set forth in Sections 9.1 through 9.4 within ten (10) days after the Effective Date, but in any event before Supplier is obligated to supply Products to Purchaser pursuant to this Agreement. If Purchaser shall fail to take such actions on or before said date, Supplier may terminate this Agreement by delivering written notice to Purchaser at any time before Purchaser cures such failure; provided, however, notwithstanding any contrary provision herein, if this Agreement is terminated pursuant to this sentence, Supplier shall not be entitled to liquidated damages for such termination pursuant to Section 12 hereof.

            9.1 Purchaser shall modify that certain Promissory Note dated September 14, 1992 in the original principal amount of $3,680,000 payable by Supplier to Purchaser (as modified, the "Note") to provide that:

                  (a) any material default by Purchaser under this Agreement shall suspend Supplier's obligation to pay or otherwise perform under the Note until such default is cured (it being understood that any amounts otherwise due under the Note, but for the suspension of Supplier's obligation pursuant to this Section 9.1(a), shall be payable when such default by Purchaser is cured);

                  (b) Supplier shall, in the event of any such material default by Purchaser which has not been cured by Purchaser after notice as provided herein, have the following cumulative and non-exclusive remedies under the Note, in addition to any remedies provided under this Agreement or under applicable law:

                        (i)   Supplier may, at its option, deduct,
      recoup or offset the fixed or liquidated Obligations of Purchaser hereunder against its own obligations to Purchaser under the Note, whether such Note obligations are due or to become due, in the order of maturity; or











                        (ii) Supplier may, at its option, make payments otherwise due under the Note to itself to reduce the Obligations of Purchaser hereunder;

                  (c) if the amount of the Obligations of Purchaser hereunder exceeds the Supplier's obligations under the Note, and if Supplier elects to exercise its right of deduction, recoupment or set-off as set forth above, then Purchaser shall deliver to Supplier a satisfaction of the Mortgage securing the Note and the escrow agent described in Section 9.3 below shall deliver the Note to Supplier for cancellation; and

                  (d) If the payment of the outstanding principal balance of the Note is accelerated in accordance with its terms by reason of an event of default by Supplier under Sections 10 or 11 of that certain Purchase Money Collateral Assignment of Leasehold and Security Agreement dated as September 14, 1992, then Supplier shall deliver such prepayment to the escrow agent for deposit in an interest-bearing account. Thereafter, so long no an event of default by Purchaser shall have occurred hereunder, on the 14th day of each month, the escrow agent shall disburse to Purchaser an amount equal to one monthly installment under the Note, and, upon the termination or expiration of this Agreement, so long as all obligations of Purchaser hereunder have been satisfied in full, the escrow agent shall disburse the remaining balance of the escrow account, including accrued interest, to Purchaser. The undisbursed portion of the escrow account shall be collateral security for the obligations of the Purchaser to Supplier. Upon the occurrence of an event of default by Purchaser hereunder, the escrow agent shall disburse to Supplier an amount equal to the sum then due by Purchaser to Supplier.

            9.2 Purchaser shall endorse and deliver the Note to the escrow agent described in Section 9.3 below as collateral security for the Obligations, free and clear of all prior liens, encumbrances and claims whatsoever.

            9.3 Purchaser shall execute and deliver to Supplier a Collateral Assignment (in substantially the form of the Collateral Assignment dated September 14, 1992, between Purchaser and Sun Bank, National Association, except as otherwise provided herein except with a third party escrow agent to be mutually agreed upon by Supplier and Purchaser) of Purchaser's interest in that certain Purchase Money Collateral Assignment of Leasehold and Security Agreement dated September 14, 1992 between Supplier, as mortgagor, and Purchaser, as mortgagee, free and clear of all prior liens, encumbrances and claims whatsoever, which Collateral Assignment shall contain non-merger language and shall provide that, upon the occurrence of an event of default by Purchaser under this Agreement, Supplier shall have the rights described above in








Sections 9.1(a), (b) and (c). Upon the termination of this Agreement, and the satisfaction by Purchaser of all obligations to Supplier hereunder, and assuming that the Note has not been satisfied in accordance with its terms, as modified pursuant hereto, Supplier shall execute and deliver a satisfaction of the Collateral Assignment and authorize the escrow agent to disburse the Note to Purchaser.

            9.4 Purchaser shall grant to Supplier, subject to obtaining consent from Sun Bank, N.A., the Purchaser's present lender, a second lien position on the Purchaser's inventory. The Purchaser shall cooperate with the Supplier to obtain such agreements from Sun Bank as are reasonably necessary to evidence the permitted encumbrance in favor of the Supplier. Purchaser shall also execute all appropriate security agreements, UCC financing statements and other documentation required to create and perfect the Supplier's second lien position with respect to such inventory, and shall use reasonable efforts to obtain a lien waiver from each of its landlords with respect to the inventory; provided, however, Purchaser shall not be deemed to be in default hereunder if, notwithstanding the exercise of such reasonable efforts, it is unsuccessful in obtaining such landlord lien waivers. The Supplier further acknowledges and agrees that the Purchaser's present and future financing requirements for the operation of its business require a first mortgage lien position in the inventory being purchased hereunder. Supplier acknowledges and agrees that any purchase money security interest in the inventory which the Supplier may have as a matter of Florida law is hereby subordinated to the loan in favor of Sun Bank, N.A., presently existing, or to any future lender who provides working capital for the Purchaser secured by a first lien on its assets, including its inventory, subject to receipt of an undertaking by such lender to provide notice to the Supplier, concurrently with its delivery of such notice to the Purchaser, of the occurrence of an event of default by the Purchaser under any loan documents between such lender and the Purchaser. Subject to receipt of the foregoing notice undertaking, Supplier agrees to execute a subordination instrument in a form customarily used by the lender for the financing being obtained by the Purchaser. Failure by the Supplier to execute such a subordination instrument within twenty (20) days of the request therefor by the Purchaser shall constitute a default under this Agreement by the Supplier and shall entitle the Purchaser to exercise all remedies available hereunder or as a matter of law.

      10. Terms and Fees. Supplier shall deliver to Purchaser on Tuesday of each week a consolidated summary (the "Summary") in a form and content reasonably satisfactory to Purchaser of all invoices for Products delivered to, and all fees and other charges due from Purchaser during the seven (7) day period immediately prior to the preceding Saturday. The parties agree that amounts








set forth on invoices rendered to Purchaser in the ordinary course of business hereunder shall be deemed fixed or liquidated for purposes of Section 9, without prejudice to Purchaser's right to object to or seek adjustment of such amounts, in good faith, as provided herein. Except as otherwise agreed by the parties in writing, payment of the total amount specified in the weekly Summary shall be due by wire transfer in full no later than 11:00 a.m. on the following Tuesday. After giving telephonic and facsimile notice of past due amounts, if any, Supplier shall have the right to impose a late fee of up to eighteen (18%) per annum (prorated for the period from the due date thereof to the date payment is received by Supplier) on the outstanding balance of any past due amounts owed by Purchaser to Supplier pursuant to this Agreement not paid within twenty-four hours of Supplier providing telephonic and facsimile notice as provided above. Purchaser's failure to pay to Supplier the entire amount (without deduction) due hereunder in accordance with the terms hereof shall be deemed a material default hereunder by Purchaser, whereupon Supplier, at its election, may refuse further shipments and/or terminate the Agreement and be entitled to liquidated damages as provided in
Section 12 below.

      11.   Term and Termination.

            11.1 This Agreement shall commence as of the Effective Date and shall continue thereafter for a period of five (5) years after the Measurement Date (the "Initial Term"). After the Initial Term, this Agreement shall be renewed automatically for successive renewal terms of three (3) years each unless terminated by either party upon the delivery of written notice to the other party at least sixty (60) days prior to the expiration of the then current Initial Term or renewal term, as the case may be.

            11.2 Supplier shall have the right in Supplier's absolute discretion to terminate this Agreement, without penalty to either party, if Supplier gives the Purchaser at least twelve (12) months advance written notice before the first day for which the termination is to be effective. The parties agree that such notice provides Purchaser with ample time to secure another source of supply of the Products on terms substantially competitive to the terms of this Agreement.

            11.3 Purchaser shall have the right in Purchaser's absolute discretion to terminate this Agreement, without penalty to either party, if Purchaser gives Supplier at least six (6) months advance written notice before the first day for which termination is to be effective.

            11.4 In addition to all other rights and remedies available to the parties under applicable law, either party may








terminate this Agreement for cause, by delivering written notice of such termination to the other party, in the event the other party shall: (a) default in the payment or performance when due of any material obligation hereunder; provided, however, that any such termination by Supplier by reason of the default by Purchaser in its Minimum Quarterly Purchase Requirement for a given Quarter shall be effected within the thirty (30) day period commencing on the later of (i) the end of the Cure Quarter following such default, as provided in Section 2.2 hereof, or (ii) the receipt by Supplier of the amount determined in accordance with Section 12.2 by reason of such default; (b) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets; (c) file a voluntary petition of bankruptcy, reorganization or insolvency proceeding; or (d) if an order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor, adjudicating said party bankrupt or insolvent or appointing a receiver, trustee or liquidator of all or a substantial part of the assets of said party and any such order, judgment or decree is not dismissed within thirty (30) days from the date it is initially granted or requested, whichever comes first.

            11.5 Upon the expiration or termination of this Agreement, the Purchaser shall purchase all Reserves and all other Products on hand or in transit supplied by Supplier exclusively to the Purchaser.

            11.6 The obligations of the Purchaser to pay any sums due under this Agreement, whether pursuant to Sections 10, 11.5, 12 or otherwise, the rights and obligations of the Supplier pursuant to
Section 9, and all other rights and obligations of the parties hereto with respect to Products purchased and sold prior to the termination, shall survive the expiration or termination of this Agreement until satisfied in full.

      12.   Liquidated Damages.

            12.1 The parties acknowledge that Supplier's commitment to perform its obligations hereunder is premised on Purchaser's commitment to purchase Products as described in Section 2 hereof for the term of this Agreement, requires Supplier to commit a portion of its resources and capacity to Purchaser, and may require Supplier to forego opportunities to supply other potential customers. The parties agree that Purchaser's failure to perform its obligations as described in Section 2 of this Agreement or the termination of this Agreement, other than under the provisions of Sections 11.1, 11.2 and 11.3 above, will cause Supplier to incur damages which are difficult or impossible to quantify. The parties agree that (a) if Purchaser fails to perform its obligations under
Section 2 of this Agreement, Purchaser will pay to Supplier, as








liquidated damages and not as a penalty, the amount set forth in
Section 12.2 hereof, and (b) if this Agreement is terminated by Purchaser, other than pursuant to Sections 3.2, 11.3 or 11.4, or is terminated by Supplier pursuant to Sections 2.2 or 11.4, Purchaser will pay to Supplier, as liquidated damages and not as a penalty, the amount set forth in Section 12.3 hereof, which amounts provide a fair and reasonable approximation of the actual damages that will be incurred by Supplier in such events (exclusive of damages suffered by reason of Purchaser's failure to pay sums due for Products purchased by Purchaser, as set forth in Section 10 hereof).

            12.2 In the event that Purchaser fails to satisfy the Minimum Quarterly Purchase Requirement during any Quarter, and fails thereafter to cure such deficiency as described in Section 2.2, Purchaser shall pay to Supplier, as liquidated damages and not as a penalty, an amount equal to one percent (1%) of the difference between the aggregate price of Products that should have been purchased by Purchaser from Supplier during such Quarter, and the aggregate price of Products actually purchased by Purchaser from Supplier during such Quarter. Supplier's claim for or collection of the liquidated damages specified in this Section 12.2 shall not limit or otherwise affect Supplier's right to terminate this Agreement pursuant to Sections 2.2 or 11.4, or to collect liquidated damages pursuant to Section 12.3.

            12.3 In the event that this Agreement is terminated by Purchaser, other than pursuant to Sections 3.2, 11.3 or 11.4 hereof, or by Supplier pursuant to Sections 2.2 or 11.4 hereof, Purchaser shall pay to Supplier, as liquidated damages and not as a penalty, an amount equal to the lesser of:

                  (a) the product of (i) one percent (1%) of the Purchaser's Average Weekly Purchases, times (ii) the lesser of
(A) the number of weeks remaining in the term of this Agreement at the time of such termination, or (B) 26; or

                  (b)   the sum of Two Hundred Fifty Thousand Dollars
($250,000.00).

For purposes of the preceding sentence, the term "Purchaser's Average Weekly Purchases" shall mean the greater of (i) the "Minimum Weekly Purchases" specified on Schedule B or (ii) the Purchaser's actual average weekly purchases of Products during the most recently completed fifty-two (52) week period (or such shorter period, if fewer than fifty-two (52) weeks have elapsed since the Measurement Date).

            12.4 Collection of the amounts payable to the Supplier pursuant to Sections 12.2 and 12.3 shall be Supplier's exclusive








monetary remedy for the Purchaser's failure to meet the Minimum Quarterly Purchase Requirement or a termination of this Agreement by Purchaser without cause upon less than six (6) months' prior written notice. Nothing herein shall limit or restrict the remedies available to the Supplier, at law or in equity, by reason of any other default by the Purchaser hereunder, including, without limitation, Supplier's right to payment of amounts due under
Section 10, and the Supplier's rights and remedies as set forth in
Section 9, all of which shall be in addition to the right to liquidated damages as set forth in this Section 12.

      13. Acts of God, Strikes, Etc. Neither party hereto shall be liable for any failure to perform under this Agreement if such failure to perform is caused by fire, strike, other labor troubles, accidents to delivery vehicles, blackouts, floods, severe weather, failure of sources of supply or of materials or any other act or state of facts beyond the reasonable control of the party whose performance is adversely affected; provided, however, that such party must notify the other party of its inability to perform within a reasonable time after the onset of such act or event.
While such an inability to perform under this Agreement continues, the other party shall be relieved from its corresponding obligations hereunder.

      14.   Intentionally Omitted

      15.   Independent Contractor.

            15.1 Supplier shall be deemed to be an independent contractor and not an agent, employee, servant or partner of Purchaser and the employees of Supplier shall not be deemed to be employees or agents of Purchaser. All acts authorized to be done by Supplier hereunder shall be done as an independent contractor and not as an agent of Purchaser. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture or of any association between the parties hereto.

            15.2 Purchaser shall be deemed to be an independent contractor and not an agent, employee, servant or partner of Supplier and the employees of Purchaser shall not be deemed to be employees or agents of Supplier. All acts authorized to be done by Purchaser hereunder shall be done as an independent contractor and not as an agent of Supplier.

      16. Judicial Proceedings. Any judicial proceeding brought with respect to this Agreement shall be brought in the Circuit Court for Hillsborough County, Florida, and by execution and delivery of this Agreement, each party (i) accepts, generally and








unconditionally, the exclusive jurisdiction of such court and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby, subject to any rights of the parties to appeal or review such judgment in such jurisdiction, to the extent such rights are so exercised, in connection with this Agreement, and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum. The parties hereby waive trial by jury in any judicial proceeding to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to, or connected with this Agreement.

      17. Notice. Except as expressly permitted herein, any notices to be given under this Agreement shall be in writing and be delivered by hand or sent by registered or certified mail, postage prepaid, or to such other and address(es) as hereinafter shall be furnished in writing by either party hereto to the other party hereto.

      If to Supplier:

                  Kash n' Karry Food Stores, Inc.
                  6422 Harney Road
                  Tampa, FL  33610
                  Attn:  Senior Vice President - Administration
                  FAX: (813) 626-9550

      If to Purchaser:

                  Gooding's Supermarkets, Inc.
                  483 Montgomery Place
                  Altamonte Springs, FL  32714
                  Attn:  J. Leslie Goff
                  FAX:  (407) 869-9092

      18. Additional Stores. The parties hereto acknowledge and agree that the Minimum Annual and Minimum Quarterly Purchase Requirements and the Maximum Annual Supply Obligation shall not be adjusted if Purchaser increases the number of its retail locations for which it orders Products from the Supplier. The Supplier further acknowledges and agrees that the Purchaser shall not be required to purchase Products from the Supplier for new stores developed by the Purchaser, which are developed either individually or on a joint-venture basis with other parties. In the event the Purchaser were to close or sell off one or more stores, such that the number of stores in operation is reduced below (18) eighteen, then the Minimum Annual and Minimum Quarterly Purchase Requirements, and the Maximum Annual Supply Obligation, shall be proportionately reduced by an amount equivalent to the average








percentage being purchased for such stores which were closed or sold over the previous two Quarters, or, if no such historical data is available, by an amount equivalent to the relative proportion of purchases from that store as it relates to all purchases by all stores of the Purchaser over the previous six (6) month period.

      19. Restriction on Supplier's Stores. During the term of this Agreement, neither Supplier (or its subsidiaries or affiliates) shall own or operate retail supermarkets within a two
(2) mile radius of any existing retail locations of the Purchaser in Orange, Seminole, Brevard, Osceola and Volusia counties; provided, however, that Supplier shall continue to have the right to own or operate its existing stores in Osceola County and Volusia County.

      20. Retail Support Personnel. Supplier will assign and shall be responsible for all compensation and benefits allocable to one of its management personnel, who shall serve as liaison between Supplier and Purchaser and work principally on Purchaser's account.

      21. Risk of Loss. Risk of loss for Products purchased by Purchaser shall pass from Supplier to Purchaser upon delivery by Supplier of such Products to Purchaser.

      22. Minimum Dating. The Products, when picked by Purchaser, shall have the remaining shelf lives specified on Schedule C attached hereto.

      23. Insurance. During the term of this Agreement, the Supplier and Purchaser each agree to carry comprehensive general public liability insurance with combined single limit coverage of not less than FIVE MILLION DOLLARS ($5,000,000.00), respectively. The Supplier and Purchaser shall also carry worker's compensation insurance covering each of their respective employees during the term of this Agreement as required by Florida law. The Supplier and Purchaser agree that during the term of this Agreement each will defend, indemnify and hold the other harmless against all claims, demands and judgements for loss or damage (including, without limitation, attorney's fees and cost of litigation, including appeals) or injury to property or person resulting or occurring as a result of the activities under this Agreement or as a result of any product defect or liability which is the responsibility of the indemnifying party. In addition, Supplier and Purchaser also agree to carry a product liability insurance.

      24. Confidentiality. Neither party shall disclose or furnish information to any other person, firm or corporation pertaining to any of the terms of this Agreement, any supplier of Products hereunder, or the pricing of such Products, except (a) with the express prior consent of the other party, (b) if required by law,








in which case such disclosing party shall give prompt notice of such disclosure to the other party, and (c) to its advisors to the extent necessary to obtain professional advice. Purchaser acknowledges and agrees that Supplier may file a copy of this Agreement with the Securities and Exchange Commission as an exhibit to its periodic reports and other filings under the Securities Act of 1933 and the Securities Exchange Act of 1934.

      25.   Integration, Interpretation and Miscellaneous.

            25.1 This Agreement and the Exhibits and Schedules hereto set forth the entire understanding of the parties hereto with respect to the subject matter hereof and shall not be modified other than by written document executed by the party against whom enforcement of such modification is sought.

            25.2 This Agreement shall be construed in accordance with the laws of the State of Florida, without regard to principles of conflict of laws.

            25.3 This Agreement may not be assigned by Purchaser except as follows:

                  (a) in the case of a proposed assignment by Purchaser in connection with the sale of substantially all of its assets, or a merger or consolidation between Purchaser and another entity, or a transfer to a wholly-owned subsidiary of Gooding's Supermarkets, Inc., and if, but only if, such proposed assignee or successor does not compete with the Supplier in the Supplier's principal markets, by delivering prior written notice of such assignment to Supplier; and

                  (b) in any other case, without the prior written consent of Supplier, which consent will not be unreasonably withheld.

      For purposes of the preceding sentence, an assignment shall be deemed to have occurred upon the change in beneficial ownership of fifty percent (50%) or more of the equity of Purchaser, other than by reason of one or more transfers by any existing shareholder to any person having a relationship to him or her described in section 267(b) of the Internal Revenue Code. Any unauthorized assignment of this Agreement by Purchaser shall be deemed a material default by Purchaser hereunder.

            25.4  This Agreement may be executed simultaneously in two
(2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.









            25.5 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

            25.6 The parties hereto agree that the waiver by either party of a breach by the other party of any of the provisions contained in this Agreement shall not operate or be construed to be a waiver of any other breach of this Agreement by either party hereto.

            25.7 Should either party hereto institute any action or proceeding in court or otherwise to enforce any provision hereof or for damages by reason of an alleged breach of any provision of this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party such amount as the court may judge to be reasonable attorneys' and paralegals' fees for the services rendered to the prevailing party in such action or proceeding, plus the prevailing party's costs and expenses therein, regardless of whether such action or proceeding is prosecuted to judgment.

      IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the 29th day of November, 1995.


                                 GOODING'S SUPERMARKETS, INC.
ATTEST:


/s/ J. Leslie Goff               By: /s/ Jonathan T. Gooding
-----------------------             ------------------------
Secretary                           Jonathan T. Gooding,
                                    Chief Executive Officer


                                 KASH N' KARRY FOOD STORES, INC.

ATTEST:


/s/ R. P. Springer               By: /s/ Gary M. Shell
-----------------------             ------------------------
Secretary                        Name: Gary M. Shell
                                 Title:Senior VP - Marketing Non-Perishables















SCHEDULE A



1.  NAME OF PURCHASER:  GOODING'S SUPERMARKETS, INC.

2.  PRINCIPAL OFFICE:   483 Montgomery Place
                        Altamonte Springs, FL  32714

3.  RETAIL LOCATIONS:   See Annex "A" attached hereto
















































                     GOODING'S SUPERMARKETS, INC.


STORE NAME AND NUMBER        ADDRESS                   PHONE NUMBER

MAITLAND         8002        155 S. ORLANDO AVE        407-644-0852
                            MAITLAND, FL 32751         FAX-644-8476
ALTAMONTE        8004        1074 MONTGOMERY RD.       407-869-6925
                            ALTAMONTE SPGS. FL 32714   FAX-869-7562
MARKETPLACE      8006        7600 DR. PHILLIPS BLVD.   407-352-8851
                            ORLANDO, FL 32819          FAX-352-3378
CASSELBERRY      8007        1024 E. HIGHWAY 436       407-331-1664
                            CASSELBERRY, FL 32707      FAX-331-7395
PERSHING         8008        4520 S. SEMORAN BLVD.     407-658-9353
                            ORLANDO, FL 32822          FAX-380-9470
DELAND           8009        2701 S. WOODLAND BLVD.    904-736-6003
                            DELAND, FL 32720           FAX-734-3310
LAKE BUENA VISTA 8012        12521 S.R. 535            407-827-1200
                            LAKE BUENA VISTA,          FAX-827-1219
                            FL 32839
UNIVERSITY       8013        7580 UNIVERSITY BLVD.     407-677-4500
                            WINTER PARK, FL 32792      FAX-677-8569
ROCKLEDGE        8014        224 BARTON BLVD.          407-631-8026
                            ROCKLEDGE, FL 32955        FAX-632-9397
MELBOURNE        8015        1270-39 WICKHAM RD.       407-254-3555
                            MELBOURNE, FL 32935        FAX-255-2025
INDIAN HARBOR    8016        1934 HWY A1A              407-777-5043
                            INDIAN HARBOR, FL 32937    FAX-773-8496
PALM BAY         8017        5270 BABCOCK ST.          407-984-4385
                            PALM BAY, FL 32905         FAX-951-1780
WEKIVA           8019        2231 E. SEMORAN BLVD.     407-884-8030
                            APOPKA, FL 32703           FAX-884-8432
LAKE MARY        8020        120 INTERNATIONAL PKWY.   407-333-9792
                            HEATHROW, FL 32746        FAX-333-1630
INTERNATIONAL DR.8021        8255 INTERNATIONAL DR.    407-352-4215
                            #120, ORLANDO, FL 32819    FAX-363-9343
HIAWASSE         8022        7149 W. COLONIAL DR.      407-578-1555
                            ORLANDO, FL. 32818         FAX-298-0714
DELAND           8023        911 N. WOODLAND BLVD.     904-736-4599
                            DELAND, FL 32720           FAX-736-6991
FORMOSA GARDENS  8024        7840 W. IRLO BRONSON HWY. 407-397-2210
                            KISSIMMEE, FL 34747        FAX-397-0052
WAREHOUSE        8090        2349 APOPKA BLVD.         407-884-6207
                            APOPKA, FL 32703           FAX-884-5494














                                                                  SCHEDULE B

Product Line                                         Service Fee

Grocery, Tobacco, Candy                                 1.65%
Cigarettes                                              none
Dairy                                                   3.80%
Frozen Food, Frozen Bake-Off, Ice Cream                 4.00%
Meat (Beef & Pork & Veal)                           3.50 cents per lb.
Package Meats                                       5.00 cents per lb.
Private Label Grocery                             1.65% plus 1.00%
                                                   internal markup
Private Label Dairy                               3.80% plus 1.00%
                                                   internal markup
Private Label Frozen Food & Ice Cream             4.00% plus 1.00%
                                                   internal markup
Drop-Shipped Products                           2.00% of invoice cost
Meat - Whole Fryers                                 2.00 cents per lb.
     - Parts Fryers                                 3.00 cents per lb.
     - Turkeys                                      3.50 cents per lb.
Cattle Pack                                     $2.00 rebate per head

Cattle pack rebate will be refunded in credit form on a monthly basis at two dollars ($2.00) per head. Billing of this product is your choice: cattle pack price per pound, blended primal cut price, or extra cut price. The monthly rebate will be calculated on the difference between extra cut pricing and cattle pack pricing.

Holiday merchandise: For merchandise ordered in advance of the published ship dates, the following internal markup will apply:

     - Thanksgiving and Christmas Turkeys           2.00 cents per lb.
     - Thanksgiving, Christmas,
         and Easter Hams                            3.50 cents per lb.

Merchandise not ordered in advance will be billed at the regular markup for the commodity.

Cigarette Rebates:
       Branded 100's & King's                     27 cents/carton
       Branded regular                            25 cents/carton
       All generics                               25 cents/carton

Minimum Weekly Purchases:  $923,077
Buy-In Reserve Multiple:    8
Reserve Limit:   $4,000,000










                                                                 SCHEDULE C

                                      Products         # Days
      Fresh Beef:
                    Boneless Beef              24 days from pack
                    Bone in Beef               20 days from pack
                    Ground Meats               12 days from pack

      Fresh Pork:
                    Cryovac Pork               7 days from pack

      Chill Pack Poultry:
                    Chicken                    5 selling days

      Processed Meats:
                    Lunchmeat & Bacon          21 selling days
                    Hotdogs                    15 selling days
                    Bacon                      21 selling days
                    Smoked Sausage             21 selling days

      Dairy:
                    Cheese                     21 selling days
                    Yogurt                     10 selling days
                    Margarine/Butter           14 selling days

      Frozen:
                    Ice Cream                  21 selling days






























                                                                 SCHEDULE D


                       Definition of Average Landed Cost

      For purposes of the foregoing Supply Agreement, the term "Average Landed Cost" shall mean, with respect to a given Product, the Weighted Average Moving Cost (as hereinafter defined) of such Product as computed by the Supplier based on its actual net invoice cost, not including cash discounts, if any; and the term "Weighted Average Moving Cost" shall be recomputed each time new purchases are entered into the Supplier's inventory, and shall mean, with respect to a given Product, the cost of such Product determined by application of the following formula:

 ((CURRENT AVERAGE MOVING COST x NO. OF UNITS) + CURRENT PURCHASES)
 ------------------------------------------------------------------
                  TOTAL NO. OF UNITS IN INVENTORY

      An example of the application of the formula is attached hereto as Annex A.




































EXAMPLE:


                                    Avg.
                        Unit       Landed        Inc/(Dec)    Ending Balance
               Units    Cost        Cost       In Inventory    Units     $
               -----    ----       ------      ------------    -----   -----

Beginning
Inventory       -0-     -0-         -0-             -0-         -0-     -0-


Purchase of
 100 units
 @ $1.00/unit   100   $1.00        $1.00          $100.00       100   $100.00


Ship 50 Units   (50)   n/a         $1.00          ($50.00)       50    $50.00


Purchase of
 200 units
 @ $1.50/unit   200   $1.50        $1.40          $300.00       250   $350.00


Ship 100 units (100)   n/a         $1.40         ($140.00)      150   $210.00


Purchase of
 1,000 units
 @ $1.25/unit 1,000   $1.25        $1.27        $1,250.00     1,150 $1,460.00


Ship 500 units (500)   n/a         $1.27         ($635.00)      650   $825.00
























